EXHIBIT 5

December 3, 2004

The St. Paul Travelers Companies, Inc.
385 Washington Street
St. Paul, Minnesota 55102

Re:          The St. Paul Travelers Companies, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President and Corporate Secretary of The St. Paul Travelers Companies, Inc., a Minnesota corporation (the “Company”), and have acted as counsel to the Company in connection with the Registration Statement on Form S-8 relating to the St. Paul Travelers Deferred Compensation Plan and The St. Paul Travelers Companies, Inc. Deferred Compensation Plan for Non-Employee Directors (together, the “Plans”) and the issuance under the Plans of deferred compensation obligations (the “Obligations”), which represent the obligation of the Company to pay deferred compensation and other amounts credited to accounts established under the Plans in the future in accordance with the Plans.  I have examined the Company’s Amended and Restated Articles of Incorporation, its By-Laws, the Plans and such other documents, and have reviewed such matters of law as I have deemed necessary for this opinion.  Accordingly, based upon the foregoing, I am of the opinion that:

1.             The Company is duly and validly organized and existing and in good standing under the laws of the State of Minnesota.

2.             All necessary corporate action has been taken by the Company to adopt the Plans, and the Plans are validly existing plans of the Company.

3.             When issued by the Company in the manner provided in the Plans, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to enforcement to (i) bankruptcy, insolvency, reorganization, arrangement or other laws of general applicability relating to or affecting creditors’ rights, and (ii) general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

I consent to the filing of this opinion as an exhibit to the Registration Statement.  I also consent to the reference to me under the caption “Interests of Named Experts and Counsel” contained in the Registration Statement.

Very truly yours,

/s/ Bruce A. Backberg
Bruce A. Backberg
Senior Vice President and Corporate Secretary